Exhibit 5.1

May 19, 2020

Board of Directors

Stifel Financial Corp.

501 N. Broadway

St. Louis, MO 63102

Re:	Stifel Financial Corp.
Depositary Shares, Each Representing a 1/1000th Interest in a Share of 6.125% Non-Cumulative
Preferred Stock, Series C

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) (No. 333-238118) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), by Stifel Financial Corp., Inc., a Delaware corporation (the “Company”). We also refer to our opinion dated May 8, 2020, which was included as Exhibit 5.1 to the Registration Statement, and the prospectus supplement to the Registration Statement dated May 12, 2020 and filed with the Commission on May 14, 2020 (the “Prospectus Supplement”). The Prospectus Supplement relates to the sale by the Company, and the purchase by the underwriters set forth therein (the “Underwriters”), of 9,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1000th interest in a share of the Company’s perpetual 6.125% Non-Cumulative Preferred Stock, Series C (the “Preferred Stock”). All capitalized terms which are defined in the Underwriting Agreement shall have the same meanings when used herein, unless otherwise specified.

In connection herewith, we have examined:

(1)

the Restated Certificate of Incorporation of the Company, as amended, including, without limitation, the Certificate of Designations relating to the Preferred Stock filed with the Delaware Secretary of State on May 18, 2020 (the “Certificate of Incorporation”);

(2)	the Amended and Restated By-laws of the Company (the “By-laws”);

(3)

the Underwriting Agreement, dated May 12, 2020, among the Company, Keefe, Bruyette & Woods, Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriting Agreement”);

(4)	the Registration Statement;

(5)	the Prospectus Supplement;

(6)	certain resolutions duly adopted by the Board on May 5 and May 12, 2020, and certain resolutions duly adopted by the Pricing Committee of the Board of Directors on May 12, 2020;

(7)	the Deposit Agreement, dated May 19, 2020, between the Company and Computershare Inc., and Computershare Trust Company, N.A., jointly as Depositary;

Stifel Financial Corp. May 19, 2020 Page 2

(8)	the form of Depositary Receipt representing the Depositary Shares; and

(9)	the form of certificate representing the Preferred Stock.

We have also examined such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements and results of inquiries of governmental officials and upon representations made in or pursuant to the Underwriting Agreement and certificates, statements and results of inquiries of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.    The shares of Preferred Stock represented by the Depositary Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.    The Depositary Shares have been duly authorized and are validly issued, fully paid and nonassessable, and the holders of the Depositary Shares are entitled to the rights specified in the Deposit Agreement.

Our opinions herein reflect only the application of (i) applicable New York State law (excluding the securities and blue sky laws of such State, as to which we express no opinion), (ii) the federal laws of the United States (excluding the federal securities laws, as to which we express no opinion), and (iii) to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. We do not render any opinions except as set forth above.

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Our opinions contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities, that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence or reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be enforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in the Deposit Agreement or the Depositary Shares which are violative of public policy underlying any law, rule, or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights. We express no opinion as to the enforceability of (1) any provision of the Deposit Agreement or the Depositary Shares purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (2) choice of law or any provision of the Deposit Agreement relating thereto.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as an exhibit to this Current Report on Form 8-K, incorporated by reference into the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such States as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Depositary Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP